Exhibit 99.1

CONTACT:	Glenn C. Christenson, (800) 544-2411 or (702) 367-2484
Executive Vice President/Chief Financial Officer/

Chief Administrative Officer

Thomas M. Friel, (800) 544-2411 or (702) 221-6793

Vice President of Finance/Controller

Lori B. Nelson, (800) 544-2411 or (702) 797-7706
Director of Corporate Communications

FOR IMMEDIATE RELEASE:                               April 11, 2006

STATION CASINOS ENTERS INTO ACCELERATED STOCK BUYBACK PROGRAM

LAS VEGAS — Station Casinos, Inc. (NYSE: STN - News; “Station” or the “Company”) announced today that it repurchased approximately $232 million of its common stock from Goldman Sachs & Co. (“Goldman Sachs”) in a private transaction in connection with an accelerated stock buyback (“ASB”) program. Pursuant to the terms of the ASB program, Goldman Sachs has delivered 2.7 million shares to the Company to date. The Company could receive up to an additional 367,539 shares from Goldman Sachs subject to the volume weighted average price of the Company’s stock during the term of the ASB program and collar provisions setting minimum and maximum prices for the repurchase of such shares. Upon the completion of the ASB program, the Company will have repurchased between 7.1 million and 7.4 million shares of its stock during 2006 and will have between 2.7 million and 3.1 million shares remaining under its existing share repurchase authorization.

The stock repurchase was funded from borrowings under the Company’s revolving credit facility. The repurchased shares will be held in treasury.

“We continue to believe in the long-term strength of our business model,” said Lorenzo J. Fertitta, vice chairman and president. “As a result of our flexible financial platform, we have repurchased over 10% of the outstanding common stock of the Company since the end of the year without changing the timetable to develop our pipeline of new properties and master-planned expansions,” said Fertitta.

Company Information and Forward Looking Statements

Station Casinos, Inc. is the leading provider of gaming and entertainment to the residents of Las Vegas, Nevada. Station’s properties are regional entertainment destinations and include various amenities, including numerous restaurants, entertainment venues, movie theaters, bowling and convention/banquet space, as well as traditional casino gaming offerings such as video poker, slot machines, table games, bingo and race and sports wagering. Station owns and operates Palace Station Hotel & Casino, Boulder Station Hotel & Casino, Santa Fe Station Hotel & Casino, Wildfire Casino and Wild Wild West Gambling Hall & Hotel in Las Vegas, Nevada, Texas Station Gambling Hall & Hotel and Fiesta Rancho Casino Hotel in North Las Vegas, Nevada, and Sunset Station Hotel & Casino, Fiesta Henderson Casino Hotel, Magic Star Casino and Gold Rush Casino in Henderson, Nevada. Station also owns a 50% interest in Green Valley Ranch Station Casino, Barley’s Casino & Brewing Company and The Greens in Henderson, Nevada and a 6.7% interest in the Palms Casino Resort in Las Vegas, Nevada. In addition, Station manages Thunder Valley Casino near Sacramento, California on behalf of the United Auburn Indian Community.

This press release contains certain forward-looking statements with respect to the business, financial condition, results of operations, dispositions, acquisitions and expansion projects of the Company and its subsidiaries which involve risks and uncertainties that cannot be predicted or quantified, and consequently, actual results may differ materially from those expressed or implied herein. Such risks and uncertainties include, but are not limited to, financial market risks, the ability to maintain existing management, integration of acquisitions, competition within the gaming industry, the cyclical nature of the hotel business and gaming business, economic conditions, regulatory matters and litigation and other risks described in the filings of the Company with the Securities and Exchange Commission, including, but not limited to, the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and its Registration Statement on Form S-4 File No. 333-128963. All forward-looking statements are based on the Company’s current expectations and projections about future events. All forward-

looking statements speak only as of the date hereof and the Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. Additional financial information, including presentations from recent investor conferences, is available in the “Investors” section of the Company’s website at www.stationcasinos.com.